EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RAJ VENTURES, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, Raj Ventures, Inc. hereby files its Amended and Restated Articles of Incorporation.

FIRST: The Company amends the following Articles of Incorporation to state as follows:

ARTICLE 1
NAME
The name of the Corporation is TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION.

ARTICLE 2
PURPOSE

The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE 3
CAPITAL STOCK

Section 1.  The Corporation shall be authorized to issue 350,000,000 shares of capital stock, of which 300,000,000 shares shall be common stock, par value $.001 per share (“Common Stock”), and 50,000,000 shares shall be preferred stock, par value $.001 per share (“Preferred Stock”).

Section 2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           the designation of the series, which may be by distinguishing number, letter or title;

(b)           the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)           whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(d)           the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(e)           the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any;

(f)           the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the same or another corporation or other entity) for which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(g)           the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, reorganization or winding up of the affairs of the Corporation;

(h)           provisions, if any, for the conversion or exchange of the shares of such series, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock, or any other security, of the Corporation, or any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

(i)           restrictions on the issuance of shares of the same series or of any other class or series, if any; and

(j)           the voting rights, if any, of the holders of shares of the series.

ARTICLE 4
RIGHT TO AMEND OR REPEAL ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.

ARTICLE 5
INDEMNIFICATION OF DIRECTORS, OFFICERS AND
OTHER AUTHORIZED REPRESENTATIVES

Section 1.  Indemnification.  The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys’ fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law. The right to indemnification and the payment of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaw, agreement, vote of shareholders or disinterested Directors or otherwise.

Section 2.  Effect of Modification.  Any repeal or modification of any provision of this Article 5 by the shareholders of the Corporation shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

           Section 3.  Liability Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 5.

           Section 4.  No Rights of Subrogation.  Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation’s Bylaws.

ARTICLE 6
SEVERABILITY

In the event any provision (including any provision within a single article, section, paragraph or sentence) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

ARTICLE 7
PRINCIPAL OFFICE, REGISTERED OFFICE, REGISTERED AGENT

The address of the principal office of this Corporation is: 1001 Brickell Bay Drive, Suite 1716, Miami, Florida  33131.  The address of the registered office of this Corporation is Law Offices of Michael H. Hoffman, P.A., 1521 Alton Road, No. 284, Miami Beach, Florida  33139, and the name of the registered agent of this Corporation at that address is Law Offices of Michael H. Hoffman, P.A.  The undersigned is familiar with and accepts the duties and obligations as registered agent for this Corporation.

ARTICLE 8
ELECTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, related to affiliated transactions. The corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, related to control share acquisitions.

SECOND:
On April 12, 2011, all of the votes entitled to be cast by shareholders of this Corporation approved these Amended and Restated Articles of Incorporation.  The number of votes cast for the Amended and Restated Articles of Incorporation was sufficient for their approval.

THIRD:	The effective date of these Amended and Restated Articles of Incorporation is April 12, 2011.

IN WITNESS THEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed on its behalf by its authorized officer on the 12th day of April, 2011.

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION

By:  /s/ Charles J. Scimeca
Charles J. Scimeca
       Chief Executive Officer